Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Andrea tenBroek
Communications Specialist
(978) 646-1815
mediarelations@abiomed.com

Investor Relations Contact:
Edward E. Berger, Ph.D.
Vice President for Policy, Reimbursement and External Relations
(978) 646-1814
ir@abiomed.com

ABIOMED Submits for FDA Approval of the AbioCor®

Implantable Replacement Heart Under A Humanitarian Device Exemption

Patients 13 and 14 in Initial Clinical Trial Continue to Recover

Danvers, Mass., September 08, 2004 — ABIOMED, Inc. (NASDAQ: ABMD) today announced that the company has submitted, pending acceptance for filing, to the Food and Drug Administration for market approval of the AbioCor Implantable Replacement Heart under a Humanitarian Device Exemption (HDE).  Approval under an HDE would make the AbioCor commercially available to treat a defined subset of not more than 4,000 irreversible end-stage heart failure patients.

The company is also continuing the initial clinical trial for the AbioCor being conducted under an Investigational Device Exemption granted by the FDA.  Fourteen out of the initial fifteen patients have been enrolled in the trial thus far.  However, ABIOMED is not required to enroll a 15th patient before submitting for approval under an HDE; completion of the initial clinical trial is not a prerequisite for submission.

The 13th and 14th AbioCor patients, implanted May 3rd and May 23rd in Louisville, KY by the Jewish Hospital/University of Louisville AbioCor surgical team are continuing to recover.  The thirteenth patient has begun to make some excursions outside of the hospital.  During more than

120 days on support, he has celebrated his 35th wedding anniversary, entertained friends and family at his birthday party at Jewish Hospital, had a visit from his dog, taken a trip to the mall, and is currently planning a day trip home. The fourteenth patient also continues to recover but is undergoing kidney dialysis and other treatments necessary as a result of organ complications present before the AbioCor implant, according to his surgeons Drs. Laman Gray and Rob Dowling. Prior to the implant of the AbioCor, both patients had an expected survival of less than two weeks.

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000™ Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. The company’s AbioCor® Implantable Replacement Heart is the subject of an initial clinical trial being conducted under an Investigational Device Exemption from the United States Food and Drug Administration.  The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial.

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This Release contains forward-looking statements, including statements regarding commercial development of ABIOMED’s products.  The Company provides no assurance that submission of the HDE filing will be accepted or that the HDE will be approved. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks detailed in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.